                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      Terra Nova (Bermuda) Holdings Ltd.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                      TERRA NOVA (BERMUDA) HOLDINGS LTD.

               NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

                                                                  April 2, 1997
                                                              Hamilton, Bermuda

TO THE SHAREHOLDERS OF TERRA NOVA (BERMUDA) LTD.

  The Annual General Meeting of Terra Nova (Bermuda) Limited (the "Company") will be held on Monday, May 5, 1997, at 2:00 P.M. at the Hamilton Princess Hotel, Hamilton, Bermuda, for the following purposes:

    1. To elect eleven Directors to hold office until the 1998 Annual General Meeting of the Shareholders or until their successors are elected; and

    2. To appoint Coopers & Lybrand, Bermuda to act as the independent auditors of the Company for the fiscal year ending December 31, 1997; and

    3. To transact such other further business, if any, as lawfully may be brought before the meeting.

  Only Shareholders of record, as shown by the transfer books of the Company at the close of business on March 14, 1997, are entitled to receive notice of and to vote at the Annual General Meeting.

  PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE PROXY STATEMENT ON THE FOLLOWING PAGES.

                                          By order of the Board of Directors,

                                          /s/ William O. Bailey
                                          William O. Bailey
                                          Chairman and Chief Executive Officer

                      TERRA NOVA (BERMUDA) HOLDINGS LTD.
                                RICHMOND HOUSE
                             12 PAR-LA-VILLE ROAD
                            HAMILTON HM 08 BERMUDA

                                 APRIL 2, 1997

                                PROXY STATEMENT

  The Board of Directors of Terra Nova (Bermuda) Holdings (the "Company") is soliciting the enclosed proxy to be voted at the Annual General Meeting of the Company to be held at 2:00 p.m. on May 5, 1997 at the Hamilton Beach Hotel, Hamilton, Bermuda, and any adjournments thereof. When the proxy is properly executed and returned, the Ordinary Shares it represents will, subject to any direction to the contrary, be voted at the meeting in favor of the matters specified in the "Notice of Annual General Meeting" attached hereto.

  Any shareholder giving a proxy may revoke it prior to its exercise by providing the Secretary of the Company with written notice of revocation, by voting in person at the Annual General Meeting or by executing a later-dated proxy. However, such action must be taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

  Shareholders of record as of the close of business on March 14, 1997 will be entitled to vote at the meeting, with each Class A Ordinary Share entitling the holder of record on such date to one vote. As of March 1, 1997, there were outstanding 23,804,626 Class A Ordinary Shares, par value US$5.80 per share, of the Company entitled to vote at the meeting. As of such date there were outstanding 2,048,140 Class B Ordinary Shares, par value US$5.80 per share ("Class B Ordinary Shares") which have no voting rights.

  The election of each nominee for director, and the approval of all other matters to be voted upon at the Annual General Meeting, require the affirmative vote of a majority of the votes cast at the Annual General Meeting, provided there is a quorum (consisting of not less than two persons present in person or by proxy holding in excess of 50% of the issued and outstanding Class A Ordinary Shares entitled to vote at the Annual General Meeting). The Company will appoint one or more inspectors of election to count votes cast in person or by proxy. Class A Ordinary Shares owned by shareholders electing to abstain from voting will be counted toward the presence of a quorum. However, such Class A Ordinary Shares, and Class A Ordinary Shares owned by shareholders (including brokers) not voted in person or by proxy at the Annual General Meeting, will not count towards the majority needed to elect a director or approve any other matter before the shareholders and thus will have no effect on the outcome of those votes.

  A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1996 accompanies this Proxy Statement.

  This Proxy Statement, the attached Notice of Annual Meeting and the accompanying proxy card are being mailed to shareholders on or about April 2, 1997.

  Other than the approval of the minutes of the 1996 Annual General Meeting, the Company knows of no specific matter to be brought before the Annual General Meeting which is not referred to in this Notice of Annual General Meeting and Proxy Statement. If any such matter comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote proxies in accordance with their judgement.

                             ELECTION OF DIRECTORS
                            (ITEM 1 ON PROXY CARD)

  The Company's Articles of Association provide that all of the Company's Directors shall be elected for a term expiring at the 1998 Annual General Meeting of Shareholders or until their successors are elected. The Board of Directors has nominated William O. Bailey, Mark J. Byrne, John J. Dwyer, Robert S. Fleischer, Allan W. Fulkerson, Steven J. Gilbert, David L. Jaffe, Hugh P. Lowenstein, Philip F. Petronis, John Riddick and Nigel H.J. Rogers for consideration by the Shareholders. Each of the Nominees is presently a member of the Board.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS OF THE COMPANY.

  It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board of Directors. If any one or more of the nominees is unable or unwilling to serve, the proxies will, subject to any direction to the contrary, be voted for such other person or persons as the Board of Directors may designate to replace the nominee.

  Certain information with respect to the nominees for election as directors proposed by the Company is set forth below.

WILLIAM O. BAILEY

  William O. Bailey has been the Chairman of the Board, President and Chief Executive Officer of the Company since 1993. Mr. Bailey also has been a director of Terra Nova Insurance (UK) Holdings plc. ("UK Holdings") since November 1994, and Chairman of the Board of each of Terra Nova Insurance Company Limited ("Terra Nova") and Terra Nova (Bermuda) Insurance Company Ltd ("Terra-Nova (Bermuda)") since December 1994. From 1987 to 1993, Mr. Bailey served as Chairman of the Board of MBIA, Inc. and its operating company, Municipal Bond Investors Assurance Corporation, and was Chief Executive Officer of both companies from 1987 to 1992. Mr. Bailey served in various executive capacities with Aetna, including President and Chief Operating Officer from 1976 to 1987 and Vice Chairman from 1987 to 1988. Mr. Bailey also serves as trustee of Century Shares Trust ("Century Shares"). Age 70.

MARK J. BYRNE

  Mark J. Byrne has been a Director of the Company since November 1996 and was a director of Terra Nova (Bermuda) from December 1994 to November 1996. Mr. Byrne is Managing Director, Global Fixed Income Arbitrage, Credit Suisse First Boston. Age 35.

JOHN J. DWYER

  John J. Dwyer has been a Deputy Chairman of the Board of the Company since May 1995 and President and a director of Terra Nova (Bermuda) since March 1995. Mr. Dwyer is also a director of UK Holdings, Terra Nova Capital Limited ("TN Capital") and Octavian Syndicate Management Limited ("Octavian"). From May 1960 to August 1994, Mr. Dwyer was employed in various positions with Aetna. Age 59.

ROBERT S. FLEISCHER

  Robert S. Fleischer has been a Director of the Company since December 21, 1994. Mr. Fleischer is currently a Managing Director of DLJ Securities Corporation Inc. ("DLJSC") and has been employed in various positions by DLJSC since 1978. Age 54.

ALLAN W. FULKERSON

  Allan W. Fulkerson has been a Director of the Company since December 1994. Mr. Fulkerson has been President and a director of Century Capital Management Inc., as investment management firm ("Century Capital"). Since April 1992, and President and director of Massachusetts Fiduciary Advisors, Inc., an investment management firm ("Massachusetts Fiduciary"), since January 1976. Mr. Fulkerson was Managing Trustee of Century Shares from July 1971 to June 1994. Mr. Fulkerson is also a director of Mutual Risk Management Ltd. Risk Capital Holdings, Inc. and of Wellington Underwriting Plc. Age 63.

STEVEN J. GILBERT

  Steven J. Gilbert has been a Director of the Company since December 1994. Mr. Gilbert is the Chairman of Gilbert Global Equity Partners (Bermuda) Ltd, and was the Managing General Partner of Soros Capital LP, the principal venture capital and leveraged transaction entity of Quantum Group of Funds from 1992 to 1996. He is also the Managing Director of Commonwealth Capital Partners LP, a private equity investment fund, a principle advisor to Quantum Industrial Holdings Ltd, and a limited partner of Chemical Venture partners, which he founded. Mr. Gilbert is a director of Katz Media Corporation, NTO Research Inc., and The Asian Infrastructure Fund, Peregrine. Age 49.

DAVID L. JAFFE

  David L. Jaffe has been a director of the Company since December 1994 November and was a director of Terra Nova (Bermuda) from December 1994 to November 1996. Mr. Jaffe has been a Managing Director of DLJ Merchant Banking, Inc. ("DLJMB") since January 1995 and has been employed in various positions by DLJMB or DLJSC since 1984. Mr. Jaffe is also a director of EZ Buy & EZ Sell Recycler Corporation, OSF Holdings Inc., (Toronto Stock Exchange), and OHA Financial Inc. Age 38.

HUGH P. LOWENSTEIN

  Hugh P. Lowenstein has been a Director of the Company since December 1994 and was a director of Terra Nova (Bermuda) from December 1994 to November 1996. From March 1987 to June 1994, Mr. Lowenstein was a Managing Director of DLJSC. Mr. Lowenstein is the founder and owner of Shore Capital Limited, a Bermuda-based consulting and investment firm ("Shore Capital"). Shore Capital currently provides consulting services to DLJSC. Age 66.

PHILIP F. PETRONIS

  Philip F. Petronis has been a Director of the Company since December 1994. Mr. Petronis has been a Managing Director of Marsh & McLennan Risk Capital Holdings, Ltd. since May 1992 and of Marsh & McLennan Inc. since 1984. Age 48.

JOHN RIDDICK

  John Riddick has been the Deputy Chairman of the Company since December 1994. Mr. Riddick has also been Chairman of the Board and Managing Director of UK Holdings and TN Capital since January 1995, and Oct. 1995, respectively, a director of Terra Nova since 1977, Managing Director of Terra Nova since 1979, and a director of Terra Nova (Bermuda) and Octavian since December 1994 and October 1995, respectively. Mr. Riddick serves as the Chairman of the Board of each of Terra Nova Pension Trustee Limited, Terra Nova Insurance Agency Limited, Intercontinental Reinsurance Agency Limited and Terra Nova Asset Management Limited ("TNAM"), each of which is a wholly owned subsidiary of UK Holdings. Age 50.

NIGEL H.J. ROGERS

  Nigel H.J. Rogers has been a Deputy Chairman of the Company since January, 1996. Mr. Rogers has served as Managing Director of Octavian since January 1996. Mr. Rogers has been a member of Lloyd's since the 1982 year of account. Mr. Rogers also serves as a director of UK Holdings and TN Capital. Age 48.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  During the year ended December 31, 1996, there were five meetings of the Board of Directors of the Company (including regularly scheduled and special meetings). Each incumbent Director who served on the Board during the full fiscal year 1996 attended at least 75% of the aggregate of such meetings and of the meetings held by all Committees of the Board of which such Director was a member, except for Mr. Gilbert who attended 57% of such meetings.

  The Board of Directors has established an Executive Committee, Audit Committee, Compensation Committee, Financial Policy Committee and Underwriting Review Committee, whose activities are discussed below.

EXECUTIVE COMMITTEE

  The Executive Committee of the Board of Directors has authority to exercise all the powers and authorities of the Board of Directors between meetings of the Board except as expressly limited by applicable law or the Company's Memorandum or Articles of Association. At year-end, the Executive Committee was comprised of Messrs. Bailey, Jaffe, Petronis and Riddick. No meeting of the Executive Committee was held in 1996.

AUDIT COMMITTEE

  The Audit Committee, composed entirely of non-management directors, annually recommends to the Board a firm of independent public accountants to serve as auditors. The Committee meets with the appointed auditors to review the scope and results of their audit, their audit report and their fees for services. At year-end, the Audit Committee was comprised of Messrs. Fleischer, Byrne, Gilbert and Lowenstein. The Audit Committee held one meeting in 1996.

COMPENSATION COMMITTEE

  The Compensation Committee has responsibility for establishing overall compensation policies, determining the compensation of the Chairman and Chief Executive Officer, reviewing and approving compensation recommendations made by the Chief Executive Officer for the executive officers of the Company and authorizing option grants to eligible employees under the Company's Executive Stock Option Plans. No member of the compensation Committee is a member of management or is eligible for compensation from the Company other than as a Director. Messrs. Jaffe, Fulkerson, Lowenstein and Petronis were members of the compensation Committee at year-end. The Compensation Committee held three meetings in 1996.

FINANCIAL POLICY COMMITTEE

  The Financial Committee of the Board of Directors establishes overall investment guidelines and policies, and monitors asset allocations and the investment portfolios on a regular basis. Messrs. Bailey, Byrne, Gilbert, Jaffe and Lowenstein were members of the Financial Policy Committee at year-end. The Financial Policy committee, held two meetings in 1996.

UNDERWRITING REVIEW COMMITTEE

  The Underwriting Review Committee establishes guidelines and policies for the Company's underwriters and receives and reviews reports from the Company's underwriters on a regular basis. Messrs. Riddick, Dwyer, Fleischer, Fulkerson, Petronis and Rogers were members of the Underwriting Review Committee at year-end. The Underwriting Review Committee held one meeting in 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The 1996 Compensation Committee was composed of David L. Jaffe (Chairman), John J. Byrne (retired November 26, 1996), Allan W. Fulkerson, Philip F. Petronis and Hugh P. Lowenstein (appointed November 26, 1996). Mr. Jaffe is a member of DLJMB, an affiliate of DLJSC.

DIRECTORS' COMPENSATION

Directors of the Company who are officers of the Company or its subsidiaries do not receive additional compensation for their service as Directors. The annual fee paid for the services of a Director who is not an officer of the company currently is $8,000 per year, with an additional fee paid for attendance at Board Meetings of $2,000 and for Committee Meetings of $1,000. In addition, the Directors are reimbursed for out-of-pocket expenses incurred in relation to their service on the Board. Chairpersons of the Audit and Compensation Committees receive an additional $250 for each Committee meeting attended.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee (the "Committee") is composed of four independent non-employee Directors of the Board of Directors and is responsible for establishing and monitoring the implementation of the compensation policies of the Company. The Compensation Committee reviews the performance and compensation for the executive officers, authorizes salary and bonus programs and awards option grants under the Executive Stock Option Plans to all eligible employees.

  The Company's compensation philosophy is to pay all employees, including executive officers, for actual performance based on level of responsibility in a manner which is designed to motivate such employees to perform at the highest possible level and seeks to assure that the Company obtains and retains highly qualified employees in its competitive marketplace. The Company achieves these objectives by using a combination of both fixed (i.e. salary) and variable (i.e. annual bonus and stock options) compensation. The Committee is aware of and committed to creating programs that will fulfil the unique human resource and compensation needs required to build strong executive talent in each of the operating companies in Bermuda and the UK.

  The Committee recommends to the Board the compensation , including salary, bonus and stock options, to be paid to the Chairman, President and Chief Executive Officer (the "Chairman and CEO"). The Committee also evaluates the performance of the executive officers reporting to the Chairman and CEO, reviews and approves the recommendations of the Chairman and CEO for the compensation, including salary and bonus, and awards options grants to the executive officers. Finally, the Committee establishes the basis for and aggregate amount of salary increases, total bonus awards and aggregate stock option grants.

  Executive total compensation generally includes three elements: base salary, annual bonus awards, and long-term compensation awards in the form of stock option grants. Executive officer salaries are based on job content of each position, the market relative to comparable positions at peer companies in each relevant jurisdiction in which the Company's operating companies and branches are located, the individual's applicable experience and the performance of each executive.

  Individual bonuses reflect Company performance and the individual's personal contribution to the achievement of the Company's goals. Bonus ranges are established by the Committee for each job position as a function of base salary. The size of the Company's aggregate bonus pool is approved by the Committee based on its assessment of actual results in relation to the overall Company's annual business plan.

  The Company's Executive Stock Options Plans were adopted in January, 1995. The Committee believes that employee equity ownership provides significant motivation to executive officers to maximize value for the Company's shareholders and, therefore, periodically grants stock options under the Option Plans. Option grant ranges are established by the Committee for each job position as a function of base salary. The Plans provide the right to purchase shares of ordinary stock at the fair market value (closing price) of the stock on the three days preceding the date of grant. Options granted in 1996 vest over five years, with 40% of the shares vesting at the second anniversary, and 20% on each of the subsequent three anniversaries of the date of grant, conditioned upon continued employment with the Company with the exception of options granted to the Chairman and CEO which vest one year from the date of grant.

  The Company is not a US taxpayer and therefore Section 162 (m) of the Internal Revenue Code, related to the tax deductibility of compensation, is not relevant to the Company.

                                          Respectfully submitted

                                          COMPENSATION COMMITTEE

                                          David Jaffe, Chairman
                                          Allan W. Fulkerson
                                          Hugh P. Lowenstein
                                          Philip F. Petronis

                          SUMMARY COMPENSATION TABLE

  The following table sets forth, in summary form, the compensation earned by William O. Bailey, the Company's Chairman, President and Chief Executive Officer and each of the Company 's other four most highly compensated executive officers for its 1994, 1995 and 1996 fiscal years (collectively, the "Named Executive Officers").

                                                                     LONG-TERM
                                                                    COMPENSATION
                                   ANNUAL COMPENSATION                 AWARDS
                          ----------------------------------------- ------------
                                                                     SECURITIES
                                                     OTHER ANNUAL    UNDERLYING
   NAME AND PRINCIPAL          SALARY    BONUS      COMPENSATION(3)   OPTIONS
        POSITION          YEAR    $        $               $             #
   ------------------     ---- ------- ---------    --------------- ------------
William O. Bailey.......  1996 375,000   700,000        100,000        17,241
Chairman, President and   1995 375,000   475,000        100,000       131,521
 Chief Executive Officer  1994 200,000 1,000,000(2)         --            --
 of the Company
 Director of U.K.
 Holdings
 Chairman of Terra Nova
 Chairman of Terra Nova
 (Bermuda)
John Riddick............  1996 389,321   159,151         23,524         8,414
Deputy Chairman of the    1995 341,570   133,524         20,870        55,303
 Company                  1994 297,255   270,502(2)      10,808           --
 Chairman and Managing
 Director of UK
  Holdings
 Director and Managing
 Director of Terra Nova
 Director of Terra Nova
 (Bermuda)
 Director of Octavian
John J. Dwyer...........  1996 262,500   160,000        127,440         8,500
 Deputy Chairman of the   1995 187,750   140,000         90,000        45,127
 Company                  1994     --        --             --            --
 Director and President
 of Terra Nova
  (Bermuda)
 Director of UK Holdings
 Director of Octavian
Nigel H.J. Rogers.......  1996 260,973   205,356         30,890           -- (4)
 Deputy Chairman of the   1995     --        --             --            --
 Company                  1994     --        --             --            --
 Director and Managing
 Director of Octavian
 Director of UK Holdings
Richard J. Edmunds......  1996 285,787   128,348         19,625         6,172
 Director of Terra Nova   1995 256,179    93,156         18,663        40,471
 Managing Director of     1994 251,885   226,696(2)      18,776           --
 TNAM

--------
(1) Except for compensation paid to Messrs. Bailey and Dwyer, which was paid in U.S. dollars, all compensation payments were made in British pounds and have been translated into U.S. dollars at the year-end exchange rate for each of 1996, 1995 and 1994, which was $1.7113, $1.5526, and $1.5645 respectively.
(2) Wholly in respect of Mr. Bailey and partially in respect of Messrs. Riddick and Edmunds, bonuses were paid in connection with the completion of the Terra Nova Acquisition by the pre-Terra Nova Acquisition shareholders of Terra Nova.

(3) This column includes the cost to the Company of personal health insurance and the value attributable for personal taxation purposes to car, car fuel and private telephone expenses paid by the Company for the Named Executive Officer where appropriate. In the case of Messrs. Bailey and Dwyer, the amounts include housing allowances as residents in Bermuda.
(4) Mr. Rogers participates in the Octavian Stock Option Plan which provides for a grant of options in 1999 based on profit commissions received by Octavian following the closure of the 1996 underwriting year of account.

                             OPTION GRANTS IN 1996

  The following table sets forth information concerning grants of stock options under the Company's Executive Share Option Plans made to the Company's Chairman, President and CEO, to the Named Executive Officers, to all current executive officers as a group and to all employees, including all current officers who are not executive officers, as a group during the year ended December 31, 1996. No options were granted in 1996 to Directors who were not executive officers. Neither the Chairman nor any of the Named Executives exercised options in 1996.

                     OPTION GRANTS AS OF DECEMBER 31, 1996

                                                                                   POTENTIAL REALIZED
                                                                                    VALUE AT ASSUMED
                                               % OF TOTAL                         ANNUAL RATES OF STOCK
                               NUMBER OF        OPTIONS                            PRICE APPRECIATION
                               SECURITIES      GRANTED TO                          FOR OPTION TERM(1)
                           UNDERLYING OPTIONS EMPLOYEES IN  EXERCISE   EXPIRATION ----------------------
   NAME                        GRANTED(#)     FISCAL YEAR  PRICE($/SH)    DATE        5%        10%
   ----                    ------------------ ------------ ----------- ---------- ---------- -----------
Mr. Bailey................       94,118(2)       13.74%        5.80     12/21/04    $343,304   $869,999
                                 37,403(2)        5.46         9.57     10/13/05     136,431    345,742
                                 17,241(3)        9.43        12.80     12/31/05      62,888    159,371
Mr. Riddick...............       43,294(2)        6.32         5.80     12/21/04     157,919    400,197
                                 12,069(2)        1.83         9.57     10/13/02      28,497     66,410
                                  8,414(4)        4.60        12.80     12/31/02      19,867     46,299
Mr. Dwyer.................       37,646(2)        5.50         5.80     12/21/04     137,317    347,989
                                  7,481(2)        1.13         9.57     10/13/05      27,288     69,152
                                  8,500(4)        4.65        12.80     12/31/05      31,005     78,572
Mr. Rogers................          --             --           --           --          --         --
Mr. Edmunds...............       40,471(2)        5.91         5.80     12/21/04     147,622    374,102
                                  6,172(4)        3.37        12.80     12/31/02      14,573     33,962

--------
(1) Assumes market value of stock on date of grant equal to exercise price.
(2) The options granted match one for one the contemparaneous investment in the shares of the company by the executive and became fully exercisable on completion of the Offerings.
(3) Each option becomes exercisable on the first anniversary of the date of grant.
(4) Each option will become exercisable with respect to 40% of the underlying shares on the second anniversary of the date of grant, and, thereafter, in equal 20% installments on each of the third, fourth and fifth anniversaries of the date of grant.

SERVICE AGREEMENTS

  Terra Nova has entered into a service agreement with John Riddick, as Managing Director, and TNAM has entered a service agreement with Richard J. Edmunds, as Managing Director, (each, an "Executive" and collectively, the "Executives"). Each service agreement provides for a base salary subject to annual review and an annual bonus. Additionally, the Executives are entitled to participate in Terra Nova's pension and health insurance plans, to be reimbursed for out-of-pocket expenses incurred in the ordinary course of business and to receive the use of company automobiles.

  Each service agreement is terminable (i) by either party giving written notice to the other not less than 12 months prior to March 31 of any year and
(ii) automatically on the first day of the month following the respective Executive's 62 birthday. Terra Nova can also terminate the employment of any Executive at any time with legal cause. If Terra Nova terminates employment with legal cause, the Executive is not entitled to receive any severance compensation but is entitled to accrued but unpaid salary and bonus to the date of termination. Each Executive has agreed, for a period of six months following termination, not to solicit certain business underwritten by Terra Nova or to entice any employee of Terra Nova away from Terra Nova.

  The Company has entered into a service agreement with Nigel H.J. Rogers. Mr. Rogers' service agreement provides for a base salary subject to annual review and an annual bonus. Additionally, Mr. Rogers is entitled to (i) participate in the Octavian Stock Option Plan, the OMP Plan and the Company's medical insurance and life assurance plans, (ii) be reimbursed for travel-related expenses incurred by him in or about the performance of his duties under the service agreement, and (iii) receive the use of a company automobile.

  The service agreement provides for a period of employment of two years, which term is automatically extended for subsequent one-year periods. The service agreement is terminable (i) on December 31 of any year after January 1998 by either party giving written notice to the other prior to March 31 in such year, (ii) automatically on Mr. Rogers' 60th birthday, and (iii) by the Company at any time for cause, in which case Mr. Rogers is entitled to accrued but unpaid salary to the date of termination. The Company may also terminate Mr. Rogers' employment without cause and without notice, in which case Mr. Rogers is entitled to his base salary and all other benefits that he would have earned through the notice period set forth in clause (i) above (except that his bonus shall only be payable up to and including the date of termination). Mr. Rogers has agreed, for a period of six months following termination, not to (i) solicit any customers or clients of the Company in connection with the carrying on of any business in competition with the business of the Company or (ii) solicit or entice any employee of the Company or its affiliates away from the Company or such affiliates.

APPROVED EXECUTIVE SHARE OPTION PLANS

  On January 9, 1995, the Board of Directors of the Company adopted Executive Share Option Schemes ("the Stock Option Plans" as amended on February 6, and March 13 and 4 August, 1996) . The Stock Option Plans provide for the grant to eligible employees of options to purchase Shares (the "Option Shares"). The maximum number of Option Shares for which an option may be granted is limited so that when aggregated with the number of Option Shares issued or remaining issuable with respect to options granted within the previous ten years under the Stock Option Plans, they will not exceed 8% of the aggregate number of Ordinary Shares of the Company outstanding on the date preceding the date on which the option is granted. Unexercised options will expire either seven or ten years after the date granted as provided in the respective Stock Option Plans, subject to certain limited exceptions. The Stock Option Plans are administered by the Compensation Committee which determines which employees will be granted any future options.

OCTAVIAN STOCK OPTION PLAN

  In connection with the Octavian Acquisition, the Company, on January 5, 1996, established the Octavian Stock Option Plan providing for the grant of options to certain individual members of the management of Octavian, including Mr. Rogers, based on profit commissions received by Octavian for the 1996 to 2000 years of account. Under the Octavian Stock Option Plan, such members of management will receive annual option grants to purchase a number of Shares equal in the aggregate to (i) 90% of the profit commission received by Octavian from the Octavian Syndicates (less underwriters' and management bonuses relating thereto and corporate taxes) for each year of account, divided by (ii) the fully-diluted net asset value (as defined in the Octavian Stock Option Plan) per Ordinary Share of the Company as at the end of such year. The aggregate Profit Commission Component for the 1996 to 2000 years of account is subject to a maximum of (Pounds)10.0 million and no further options shall be issued once such maximum has been reached. The options will be granted upon receipt of the profit commissions on closure of each year of account under applicable Lloyd's regulations, which currently are 1999 to 2003 for each of the years 1996 to 2000, respectively. The options have a nominal exercise price and become exercisable on or after the January 1 next succeeding the date of grant, commencing January 1, 2000, provided that all options granted after January 1, 2002 become immediately exercisable. Options expire seven years after the date of grant. The Octavian Stock Option Plan will be administered, with respect to persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, by the Compensation Committee.

                                 TOTAL RETURN
                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the dollar change in the cumulative total shareholder return on the company's Ordinary Shares from April 17, 1996 (the date on which the Company's Ordinary Shares were first traded on the New York Stock Exchange) Through December 31, 1996 as compared to the cumulative total return of the Standard & Poor's 500 Stock Index and the cumulative total return of the Standard & Poor's Property--Casualty Insurance Index.

  The chart depicts the value at the end of each calendar quarter of a $100 investment made on April 17, 1996, with all dividends reinvested.

                                    [CHART]

                (Assumes U.S. $100 invested at April 17, 1996)

             Terra Nova                S&P Property
          Bermuda Holdings, Ltd.      Casualty Index      S&P 500 Index
          ----------------------      --------------      -------------

4/17/96          100                       100                100

6/30/96           94.24                    109.14             102.97

9/30/96          120.87                    110.66             106.15

12/31/96         126.88                    127.12             115



                    APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                            (ITEM 2 ON PROXY CARD)

  Coopers & Lybrand, Bermuda currently serve as the Company's independent auditors. They have served in that capacity since the Company's reorganization in 1994, and, prior to that, Coopers & Lybrand L.L.P. served as the independent auditors of the Terra Nova, a principal operating company in the Group, from 1981.

  Upon recommendation of the Audit Committee, the Board proposes that the shareholders appoint Coopers & Lybrand, Bermuda to serve as the independent auditors of the Company for the 1997 fiscal year.

  It is anticipated that a representative of Coopers & Lybrand, Bermuda will be present at the Annual General Meeting with an opportunity to make a statement, if desired, and will be available to answer appropriate questions from shareholders present.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF COOPERS & LYBRAND, BERMUDA AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE 1997 FISCAL YEAR.

                    BENEFICIAL OWNERSHIP OF ORDINARY SHARES

  The following tables set forth information, as of March 1, 1997, with respect to the beneficial ownership of Class A Ordinary Shares by William O. Bailey, the Company's Chairman, President and Chief Executive Officer, the Company's other four most highly compensative executive officers, each of the Company's Directors, and all of the Directors and executive officers of the Company as a group. Unless otherwise indicated, the named individual has sole voting and investment power over the Ordinary Shares set forth below.

                                                              NUMBER OF
        SHAREHOLDER                                            SHARES   PERCENT
        -----------                                           --------- -------
     William O. Bailey(1)....................................  131,000      *
     John Riddick............................................   52,824      *
     John J. Dwyer...........................................   28,862      *
     Nigel H. Rogers.........................................    1,000      *
     David L. Jaffe..........................................    3,000      *
     Philip F. Petronis......................................      500      *
     Allan W. Fulkerson(2)...................................   37,000      *
     Hugh P. Lowenstein......................................   25,862      *
     Robert S. Fleischer.....................................    2,000      *
     Mark J. Byrne...........................................      --       *
     Steven J. Gilbert(3)....................................  206,896      *
     Richard J. Edmunds......................................   37,068      *
     All directors and executive officers as a group (17
      persons)...............................................  569,803    2.4

--------
(1) Shares include 100 shares beneficially owned by Mrs. Carole Bailey.
(2) Massachusetts Fiduciary is the general partner of MFA-MASTERS, which is the record owner of 825,706 Shares. Massachusetts Fiduciary exercises both voting and investment power with respect to such Shares. Allan W. Fulkerson is the sole shareholder, President and director of Massachusetts Fiduciary. Additionally, Mr. Fulkerson is a director, shareholder and President of Century Capital Management Inc., which exercises both voting and investment power with respect to the 411,853 Shares owned of record by ISF and 224,137 Shares owned by Century Capital Partners, L.P. Mr. Fulkerson's address is One Liberty Square, Boston Massachusetts 02109. Although Mr. Fulkerson may be deemed to beneficially own the 1,459,696 Shares owned of record by MFA-MASTERS, ISF and Century Capital Partners L.P., he disclaims beneficial ownership of such shares except to the extent of his proportionate interest therein.
(3) Consists of 158,344 Shares owned by Soros Capital L.P. and 48,552 Shares currently owned by Soros Capital Coinvestment Partners LLC. Mr. Gilbert was the General Partner of Soros Capital L.P. and Soros Capital Coinvestment Partners LLC and has both voting and investment power with respect to such Shares.

OTHER BENEFICIAL OWNERS

  The following table sets forth information with respect to beneficial ownership of the Shares, as of March 1, 1997, by each person known to the Company (including corporate groups) who own beneficially more than five percent of the Company's outstanding (Class A) (voting) Ordinary Shares:

             SHAREHOLDER                            NUMBER OF SHARES PERCENTAGE
             -----------                            ---------------- ----------
   DLJ Entities(1).................................    2,775,766       11.7%
   Bank of NT Butterfield & Son Ltd.(2)............    1,214,414        5.1%

--------
(1) Consists of Shares held directly by the following related investors: DLJMB Funding, 567,905 Shares, DLJSC, 82,048 Shares, DLJMB Overseas Partners C.V. ("DLJMB Overseas"), 1,121,517 Shares, DLJ International Partners C.V. ("DLJIP"), 967,499 Shares, and DLJ Offshore Partners, C.V. ("DLJOP"), 36,797 Shares, representing, respectively, 2.4% , 0.4%, 4.7%, 4.1% and 0.1% of the Shares outstanding. As the parent of each of DLJMB Funding and DLJSC, Donaldson, Lufkin & Jenrette, Inc. ("DLJ") may be deemed to beneficially own indirectly all of the Shares held by such entities. As parent of DLJMB, the general partner of each of DLJMB Overseas, DLJIP and DLJOP, DLJ may be deemed to beneficially own indirectly all of the Shares held by such entities. DLJ is an indirect subsidiary of The Equitable Companies Incorporated. The address of DLJ is 277 Park Avenue, New York, New York 10172.
(2) Such Shares are subject to a special depository receipt agreement under which Marsh & McLennan Risk Capital Holdings, Ltd. and Bowring (collectively, "Marsh & McLennan") have the right to request the sale or transfer of the Shares under certain circumstances. Marsh & McLennan has no voting power under such Shares. Marsh & McLennan may not own legally or beneficially in excess of 5% of the Shares. Marsh & McLennan disclaims beneficial ownership over such Shares.

                        CERTAIN BUSINESS RELATIONSHIPS

REGISTRATION RIGHTS AGREEMENT

  The Company and certain existing shareholders of the Company ("the Shareholders") have entered into a Registration Rights Agreement, which grants the Shareholders and certain of their affiliates certain incidental and demand registration rights with respect to Ordinary Shares held by them. Under this agreement, Shareholders other than the DLJ Entities (individually or as a group) owning or having the rights to acquire 30% or more of the Ordinary Shares outstanding and issuable prior to the Offerings have the right to require the Company on one occasion, and one or more of the DLJ Entities have the right to require the Company on two occasions, to register Shares under the Securities Act for sale in the public market, provided that the total fair value of the Shares requested to be registered in the exercise of any such right must be at least $15 million. Any other Shareholder not making the request will have the right to participate in such registration on a first-priority basis (pro rata according to the respective Shares requested for registration) subject to a customary underwriter's reduction. In addition, if the Company proposes to file a registration statement covering Ordinary Shares held by it or any other shareholder of the Company at any time, each Shareholder will have the right to include Ordinary Shares held by it in the registration, in each case on a first-priority basis with other Shareholders and any other holders of Shares requesting registration, pro-rata according to the respective Shares requested for registration, and on a second-priority basis with the Company, in each case subject to a customary underwriter's reduction. The Company has agreed to indemnify each Shareholder in respect of certain liabilities, including civil liabilities under the Securities Act, and to pay certain expenses relating to such registration.

TRANSACTIONS WITH FIVE PERCENT SHAREHOLDERS

  From time to time, in the ordinary course of its insurance business, the Company may insure risks of 5% Shareholders and, in addition, may cede risks to insurance companies who are affiliates of 5% Shareholders. Such business may be conducted through intermediaries which may from time to time include affiliates of 5% Shareholders. As an investor, the Company may transact business with counterparties and intermediaries which may be affiliated with certain 5% Shareholders. All of the above transactions would be conducted on an arm's length basis.

  DLJSC acted as financial advisor to the Company in connection with the Terra Nova Acquisition in 1994 and received aggregate fees of approximately $2.3 million for such services, as well as reimbursement of disbursements and out-of-pocket expenses incurred in connection with such services.

  DLJSC acted as one of the underwriters in connection with the Senior Notes Offering in June 1995 and received approximately $2.1 million as underwriting compensation for such activities, plus reimbursement for certain expenses.

  DLJSC acted as one of the underwriters in connection with the Offerings in April 1996 and received approximately $3.2 million for such activities, plus reimbursement for certain expenses.

  The Company has retained DLJSC as its investment banker and financial advisor on an exclusive basis until the earlier to occur of December 21, 1999 and the date that the ownership of Ordinary Shares by the DLJ Entities shall have fallen below 40% of their initial ownership of Ordinary Shares (including Ordinary Shares issuable upon exchange or conversion of other securities). The Company has agreed to indemnify DLJSC in connection therewith.

  Messrs. Jaffe and Fleischer, both directors of the Company, are Managing Directors of DLJMB, an affiliate of DLJSC, and DLJSC, respectively, and Mr. Lowenstein, who is also a director of the Company, was a

Managing Director of DLJSC until June 1994 and now, through Shore Capital, provides consulting services to DLJSC. Mr. Jaffe is Chairman of the Board's Compensation Committee.

  In April 1996, in connection with the offerings, the company issued an aggregate of 1,036,531 to the DLJ Entities in exchange for equity securities in Terra Nova and Terra Nova (Bermuda) owned by such DLJ entities.

SECTION 16 REPORTING

  Directors and certain executives of the Company are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 as amended. During the year ended December 31, 1996, Mr. Wedlake was late filing his Form
3. The form has been filed.

                                 OTHER MATTERS

  The Board knows of no other business to be brought before the meeting other than as set forth above. If any other business should properly come before the Annual General, it is the intention of the persons named in the enclosed proxy card to vote such proxies in accordance with their best judgement of such matters.

                             SHAREHOLDER PROPOSALS


  Shareholder proposals for the 1998 Annual Meeting of Shareholders must be received at the principal offices of the Company, Richmond House, 12 Par-La-Ville Road, Hamilton HM 08 Bermuda, no later than November 21, 1997, in order to be considered for inclusion in the Company's Proxy Statement for such Meeting.

                                 MISCELLANEOUS

  The cost of preparing and mailing this notice and statement and the enclosed form of proxy will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone or telegraph by Directors, officers and regular employees of the Company, without extra compensation and at the Company's expense. Proxy cards and materials also will be distributed to beneficial owners of ordinary Shares through brokers, custodians, nominees and other parties, and the Company will reimburse them for their reasonable charges.

  On request, the Company will furnish a copy of the Company's Annual Report on Form 10-K that it files annually with the Securities and Exchange Commission. A copy of this report for the fiscal year ended December 31, 1996 may be obtained by writing to the Company's Secretary at Terra Nova (Bermuda) Holdings Ltd., Richmond House, 12 Par-La-Ville Road, Hamilton HM 08 Bermuda.

                                          By order of the Board of Directors,

                                          /s/ William O. Bailey
                                          William O. Bailey
                                          Chairman, President, and Chief
                                           Executive Officer

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                      TERRA NOVA (BERMUDA) HOLDINGS LTD.

  The undersigned hereby appoints John Riddick and John J. Dwyer proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Terra Nova (Bermuda) Holdings Ltd. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 5, 1997 or any adjournment thereof.

      (Continued, and to be marked, dated and signed, on the other side)

                             FOLD AND DETACH HERE

Item 1--Election of Directors        Item 2--Appointment of Coopers & Lybrand,
                                     Bermuda as the Independent Accountants


FOR all nominees      WITHHOLD                FOR    AGAINST   ABSTAIN
  listed below        AUTHORITY
  (except as       to vote for all
 marked to the      nominations
   contrary)           listed

      [_]                [_]                   [_]      [_]      [_]

Nominees:
William O. Bailey         Allan W. Fulkerson      Philip F. Petronis
Mark J. Byrne             Steven J. Gilbert       John Riddick
John J. Dwyer             David L. Jaffe          Nigel H.J. Rogers
Robert S. Fleischer       Hugh P. Lowenstein


                                        Date: _________________________, 1997

                                        _____________________________________
                                                      Signature

                                        Date: _________________________, 1997

                                        _____________________________________
                                              Signature (if held jointly)

                                       Please sign exactly as name appears on
                                       stock certificates. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If corporation, please sign in full corporate name by President or other authorized officer. If partnership, please sign in partnership name by authorized person.


                             FOLD AND DETACH HERE